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                                DEALER AGREEMENT

                             OCC CASH RESERVES, INC.


FROM:


TO:

OCC Distributors
World Financial Center
225 Liberty Street
New York, NY  10281

Gentlemen:

     We desire to enter into an agreement with you for the sale and distribution of the shares of each of the portfolios of OCC Cash Reserves, Inc. for which you are Distributor (hereinafter referred to as the "Fund") and whose shares are offered to the public at an offering price of $1.00 per share which does not include a sales charge (hereinafter referred to as "Shares"). Upon acceptance of this Agreement by you, we understand that we may offer and sell Shares subject, however, to all of the terms and conditions hereof and to your right, without notice, to suspend or terminate the sale of the Shares of the Fund.

     1. We understand that the Shares will be offered and sold at the public offering price in effect at the time the order for such Shares is confirmed and accepted by you. All purchase requests and applications submitted by us are subject to acceptance or rejection in your sole discretion, and, if accepted, each purchase will be deemed to have been consummated at the office of your shareholder servicing agent, Boston Financial Data Services, Inc.


     2. We certify (a) that we are a member of the National Association of Securities Dealers, Inc. ("NASD") and agree to maintain membership in the NASD or in the alternative (b) that we are a foreign dealer not eligible for membership in the NASD. In either case, we agree to abide by all the rules and regulations of the Securities and Exchange Commission and the NASD which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Section 26 of
Article III of the NASD Rules of Fair Practice, all of which are incorporated herein as if set forth in full. We agree that we will not sell or offer for sales Shares in any state of jurisdiction where they have not been qualified for sale.

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     3.  We will offer and sell Shares of the Fund only in accordance with the terms and conditions of its then current Prospectus and we will make no representations not included in said Prospectus or in any authorized supplemental material supplied by you. We will use our best efforts in the development and promotion of sales of Shares and agree to be responsible for the proper instruction and training of all sales personnel employed by us, in order that the Shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations. We agree to hold you harmless and indemnify you in the event that we, or any of our sales representatives, should violate any law, rule or regulation, or any provisions of this Agreement, which violation may result in liability to you or any Fund; and in the event you determine to refund any amounts paid by any investor by reason of any such violation on our part, we shall return to you any commissions previously paid or discounts allowed by you to us with respect to the transaction for which the refund is made. All expenses which we incur in connection with our activities under this Agreement shall be borne by us.

     4. Pursuant to plans adopted in compliance with Rule 12b-1 under the Investment Company Act of 1940, we understand that it is your intention to pay a fee based on the average daily net asset value of each account serviced by us at an annual rate set forth in the appendix to this Agreement and in the Fund prospectus. Such fee shall be computed and paid quarterly or otherwise as of such times as are agreeable to you for accounts for which we are the dealer of record. In consideration of these fees we agree to provide shareholder and administrative services to such accounts, which include: answering client inquiries concerning the Funds; assisting clients in liquidating or in purchasing shares; maintaining client account records; serving as liaison between clients, the Fund's transfer agent and us. We understand that the Plans, payments thereunder and this paragraph of the Agreement may be amended or terminated at any time, without penalty by (a) the vote of a majority of the Directors of a Fund who are not "interested persons: or (b) the vote of a majority of the outstanding voting securities of the affected fund.

     5. We understand that the payment of 12b-1 fees are subject to change by you from time to time, upon written or telegraphic notice to us, and any orders placed after the effective date of such changes shall be subject to the rates in effect at the time of receipt of the payment by you.

     6. Payments for purchases of Shares made by wire order from us shall be made to you and received by you together with all necessary applications and other documents required to establish an account within five business days after the acceptance of our order or such shorter time as may be required by law. If such timely payment is not received by you, we understand that you reserve the right, without notice, forthwith to cancel the sale, or, at your options, to sell the Shares ordered by us back to the Fund, in which latter case we will be held responsible for any loss, including loss of profit, suffered by you resulting from our failure to make the aforesaid payment. Where sales of Fund's Shares are contingent upon the Fund's receipt of funds in payment therefore, we will forward promptly to you any purchase orders and/or payments received by us from investors.

     7. We agree to purchase Shares only from you or from our customers. If we purchase Shares from you, we agree that all such purchases shall be made only to cover orders received by us from our customers, or for own bona fide investment. If we purchase Shares from our customers, we agree to pay such customers not less than the applicable repurchase price as established by the then current Fund Prospectus.



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     8.   Your obligations to us under this Agreement are subject to all the provisions of any distributorship agreement entered into between you and the Fund. We understand and agree that in performing our services covered by this Agreement we are acting as principal, and you are in no way responsible for the manner of our performance or for any of our acts, employees or representatives as your agent, partner or employee, or the agent or employee of the Fund.

     9. We may terminate this Agreement by notice in writing to you, which termination shall become effective thirty days after the date of mailing to you. We agree that you have and reserve the right, in your sole discretion without notice, to suspend sales of Shares of the Fund, or to withdraw entirely the offering of Shares of the Fund, or, in your sole discretion, to modify, amend or cancel this Agreement upon written notice to us of such modification, amendment or cancellation, which shall be effective on the date stated in such notice. Without limiting the foregoing, you may terminate this Agreement for cause on violation by us of any of the provisions of this Agreement, said termination to become effective on the date of mailing notice to us of such termination. Without limiting the foregoing, any provision hereof to the contrary notwithstanding, our expulsion from the NASD will automatically terminate this Agreement without notice; our suspension from the NASD, the appointment of a trustee for all or substantially all of our business assets, or violation of applicable State or Federal laws or rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon the date of your mailing notice to us of such termination. Your failure to terminate for any cause shall not constitute a waiver of your right to terminate at a later date for any such cause. All notices hereunder shall be to the respective parties at the addresses listed hereon, unless changed by notice given in accordance with this Agreement.

     10. This Agreement shall become effective as of the date when it is executed and dated by you below and shall be in substitution of any prior agreement between you and us covering any of the Funds. This Agreement and all the rights and obligations of the parities hereunder shall be governed by and construed under the laws of the State of New York. This Agreement is not assignable or transferable, except that your firm may assign or transfer this Agreement to any successor firm or corporation which becomes the Distributor or Sub-distributor of the Funds.

                                             "Accepted"


By:  __________________________              OCC DISTRIBUTORS
       (Authorized Signature)
                                             By:  _______________________
     __________________________                   Peter F. Muratore
       (Please Print Name)                   President

Date:__________________________